Exhibit 23.2

CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement Form S-8 expected to be filed on or about March 14, 2012 pertaining to the 2006 Equity Incentive Plan and 2006 Employee Stock Purchase Plan of Solta Medical, Inc. of our report dated December 16, 2011, with respect to the consolidated financial statements of Medicis Technologies Corporation included in its Form 8-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

March 14, 2012